Filed Pursuant to Rule 424(b)(5)

Registration No. 333-141560

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
8.25% Subordinated Notes due 2038	200,000	$4,987.40	$997,480,000	$39,200.96	(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2) The registration fee for this filing was calculated pursuant to Rule 457(p) under the Securities Act. Of this fee, $37,351.22 is being paid in cash simultaneously with this filing and the remainder of $1,849.74 is being credited against the remaining registration fee under Registration Statement No. 333-86360. At the time that Registration Statement Nos. 333-141560, 333-141560-01, 333-141560-02 and 333-141560-03 were filed on March 26, 2007, the Registrant was entitled to the unused registration fee of $69,000.00 under Registration Statement No. 333-86360. Subsequent to that date, $23,019.01 was credited in connection with the sale of $749,805,000 of the 6.50% trust preferred securities of Fifth Third Capital Trust IV, $17,652.50 was credited in connection with the sale of $575,000,000 of the 7.25% trust preferred securities of Fifth Third Capital Trust V and $26,478.75 was credited in connection with the sale of $862,500,000 of the 7.25% trust preferred securities of Fifth Third Capital Trust VI, leaving the $1,849.74 being credited in connection with this offering.

Prospectus Supplement to Prospectus dated March 26, 2007.

Fifth Third Bancorp

$1,000,000,000 8.25% Subordinated Notes due 2038

Fifth Third Bancorp will pay interest on the 8.25% Subordinated Notes due 2038 (the “notes”) on March 1 and September 1 of each year. The first such payment will be made on September 1, 2008. The notes will be unsecured subordinated obligations of Fifth Third Bancorp. The notes are not subject to redemption at Fifth Third Bancorp’s option or to repayment at the option of the holders at any time prior to maturity. There is no sinking fund for the notes. The notes will be issued only in denominations of $5,000 and integral multiples of $1,000 in excess of $5,000.

See “ Risk Factors” beginning on page S-4 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per 8.25% Subordinated Note due 2038	Total
Initial public offering price	99.748%	$997,480,000
Underwriting discount	0.800%	$8,000,000
Proceeds, before expenses, to Fifth Third Bancorp	98.948%	$989,480,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 4, 2008 and must be paid by the purchaser if the notes are delivered after March 4, 2008.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 4, 2008.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	Merrill Lynch & Co.	Morgan Stanley

Co-Manager

Fifth Third Securities, Inc.

Prospectus Supplement dated February 26, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically, the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) our ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) the potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in the accompanying prospectus.

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SU MMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

The 8.25% Subordinated Notes due 2038 (the “notes”) will be issued under Fifth Third Bancorp’s subordinated indenture as modified by the first supplemental indenture, as described in this prospectus supplement in the “Description of the Notes” section.

The specific terms of this series of notes will be as follows:

Title	8.25% Subordinated Notes due 2038.

Total principal amount being issued	$1,000,000,000

Denominations	$5,000 and integral multiples of $1,000 in excess of $5,000.

Issue date	March 4, 2008.

Maturity date	March 1, 2038.

Interest rate	8.25% per annum.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Date interest starts accruing	March 4, 2008.

Interest payment dates	Every March 1 and September 1, commencing on September 1, 2008. If any interest payment date or the maturity date of the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be.

Business day	Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

First interest payment date	September 1, 2008.

Regular record dates for interest	Every February 15 and August 15 (whether or not a business day) preceding the related interest payment date.

Form of notes	The notes will be issued as global securities, and may be withdrawn from the depositary only in the limited situations described in this prospectus supplement.

Name of depositary	The Depository Trust Company (“DTC”).

Trading in DTC	Indirect holders that trade their beneficial interests in the global securities through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds.

Redemption	The notes are not subject to redemption at Fifth Third Bancorp’s option, or repayment at the option of the holders, in whole or in part, prior to the maturity date.

Sinking Fund	There is no sinking fund.

Defeasance	Fifth Third Bancorp may choose to terminate some or all of its obligations under the notes as described under “Description of the Notes—Defeasance and Discharge.”

Trustee	Fifth Third Bancorp will issue the notes under a subordinated indenture dated May 23, 2003 with Wilmington Trust Company, as trustee, as modified by the first supplemental indenture dated as of December 20, 2006 (together, the “indenture”). Wilmington Trust Company also acts as trustee with respect to other series of notes issued under the indenture and as trustee under our junior subordinated indenture dated as of March 20, 1997 and notes issued thereunder and may from time to time serve as trustee under other indentures. If an event of default under the notes occurs, the trustee may be considered to have a conflicting interest with respect to the notes and other notes for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the indenture and Fifth Third Bancorp would be required to appoint a successor trustee.

Subordination	Fifth Third Bancorp’s obligation to make payments on the notes will be subordinated as described under “Description of the Notes—Subordination.”

Events of Default; Acceleration	An event of default under the notes will occur, and the payment of principal of the notes may be accelerated, only in certain events involving Fifth Third Bancorp’s bankruptcy, insolvency or reorganization (but not the bankruptcy, insolvency or reorganization of any of its subsidiaries), as more fully described under “Description of the Notes—Events of Default; Waiver.” There will be no right of acceleration of the payment of principal of the notes upon a default in the payment of principal or interest on the notes or in the performance of any of Fifth Third Bancorp’s covenants or agreements contained in the notes or in the indenture.

Issuance of Additional Notes	Fifth Third Bancorp may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of any kind or amount, including notes having the same ranking, interest rate, maturity and/or other terms as the notes. We may treat any such additional notes issued as part of the same series of notes under the indenture as the notes offered by this prospectus supplement.

SELECTED FINANCIAL DATA

	Year Ended December 31,
(In millions, except per share data)	2007	2006	2005
CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Total interest income	$6,027	$5,955	$4,995
Total interest expense	3,018	3,082	2,030

Net interest income	3,009	2,873	2,965
Provision for loan and lease losses	628	343	330

Net interest income after provision for loan and lease losses	2,381	2,530	2,635
Total noninterest income	2,467	2,012	2,374
Total noninterest expense	3,311	2,915	2,801
Applicable income taxes	461	443	659
Cumulative effect of change in accounting principle, net of tax	—	4	—

Net income	$1,076	$1,188	$1,549

PER COMMON SHARE DATA
Earnings per share, basic	$2.00	$2.14	$2.79
Earnings per share, diluted	1.99	2.13	2.77
Cash dividends declared	1.70	1.58	1.46
Average number of shares outstanding (in thousands)	537,670	554,983	554,411
Average number of shares outstanding, diluted	540,118	557,494	558,443

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEETS
ASSETS
Cash and due from banks	$2,687	$2,737	$3,078
Securities	11,203	11,596	22,430
Other short-term investments	593	809	158
Loans held for sale	4,329	1,150	1,304
Total portfolio loans and leases	80,253	74,353	69,925
Allowance for loans and lease losses	(937)	(771)	(744)
Other assets	12,834	10,795	9,074

Total assets	$110,962	$100,669	$105,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$75,445	$69,380	$67,434
Federal funds purchased	4,427	1,421	5,323
Short-term bank notes	—	—	—
Other short-term borrowings	4,747	2,796	4,246
Accrued taxes, interest and expenses	2,427	2,283	2,142
Other liabilities	1,898	2,209	1,407
Long-term debt	12,857	12,558	15,227

Total liabilities	101,801	90,647	95,779
Total shareholders’ equity	9,161	10,022	9,446

Total liabilities and shareholders’ equity	$110,962	$100,669	$105,225

RISK FACTORS

An investment in the notes is subject to the risks described below. You should carefully review the following risk factors and other information contained in this prospectus supplement, in documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K, as amended, before deciding whether this investment is suited to your particular circumstances.

Risks Relating to the Notes

The notes are subordinated to Fifth Third Bancorp’s senior debt, secured debt, deposits and other obligations.

The notes are subordinated obligations and rank junior in payment, in the event of liquidation, to the claims of Fifth Third Bancorp’s unsubordinated creditors. In addition, the notes are unsecured, which effectively causes the notes to be subordinate to all secured indebtedness Fifth Third may incur, to the extent of the assets securing such indebtedness. In the event of any distribution to creditors of Fifth Third Bancorp:

•	in a liquidation or dissolution of Fifth Third Bancorp,

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Fifth Third Bancorp or its property,

•	in an assignment for the benefit of creditors, or

•	in any marshalling of Fifth Third Bancorp’s assets and liabilities,

Fifth Third’s depositors and other creditors, other than those with debt ranking equal with the notes, will be entitled to receive payment in full of all obligations due to them before the holders of notes will be entitled to receive any payment with respect to the notes. As of December 31, 2007, Fifth Third had outstanding approximately $98.3 billion in indebtedness that ranked senior to the indebtedness evidenced by the notes. While Fifth Third has other subordinated debt outstanding, most of it is not subordinated to the notes.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Fifth Third Bancorp, holders of notes may recover ratably less than unsubordinated creditors of Fifth Third Bancorp.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries.

The notes are structurally subordinated to all liabilities of Fifth Third Bancorp’s subsidiaries, including without limitation, subsidiary indebtedness for borrowed money, deposits, and trade payables. None of Fifth Third Bancorp’s subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Fifth Third Bancorp’s right to receive assets from any of its subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if Fifth Third Bancorp were a creditor of any of its subsidiaries, its rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Fifth Third Bancorp. Furthermore, none of Fifth Third Bancorp’s subsidiaries is under any obligation to make payments to Fifth Third Bancorp, and any payments to Fifth Third Bancorp would depend on the earnings or financial condition of its subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit Fifth Third Bancorp’s subsidiaries’ ability to pay dividends or make distributions, loans or advances to Fifth Third Bancorp. For these reasons, Fifth Third Bancorp may not have access to any assets or cash flows of its subsidiaries to make payments on the notes.

The notes do not contain any limitations on the amount of debt and other obligations that Fifth Third may incur that may rank senior to the notes and the notes may only be accelerated in limited circumstances.

The notes do not contain any limitation on the amount of senior indebtedness, deposits and other obligations which rank pari passu with or senior to the notes that may hereafter be issued by Fifth Third. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer. The payment of principal of the notes may be accelerated only in the case of the insolvency or liquidation of Fifth Third Bancorp, and any payment pursuant to such an acceleration will require the prior approval of the Federal Reserve Board. There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or the performance of any of Fifth Third Bancorp’s other obligations under the notes. See “Description of the Notes—Events of Default; Waivers.” In addition, applicable law prohibits the payment of principal of or interest on the notes in certain other circumstances.

An active trading market may not develop for the notes.

There is no existing market for the notes and there can be no assurance that significant trading for the notes will develop or that holders of notes will be able to sell their notes. Although Fifth Third Bancorp has been advised that the underwriters intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market making at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

FIFTH THIRD BANCORP

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At December 31, 2007, Fifth Third operated 18 affiliates with 1,227 full-service Banking Centers including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,211 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri and Georgia. Fifth Third reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions.

Fifth Third Bancorp’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (513) 534-5300.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes.

REGULATORY CONSIDERATIONS

The Federal Reserve regulates, supervises and examines Fifth Third Bancorp as a financial holding company and a bank holding company under the Bank Holding Company Act. Fifth Third Bancorp’s bank subsidiaries are also regulated by various other federal and state banking regulators. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies, banks and their subsidiaries and specific information relevant to Fifth Third Bancorp, please refer to Fifth Third Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports it files with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Fifth Third Bancorp’s earnings are affected by actions of the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, which insures the deposits of its banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Fifth Third Bancorp’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Fifth Third Bancorp’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Fifth Third Bancorp’s business.

Depository institutions, like Fifth Third Bancorp’s bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. Fifth Third Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Fifth Third Bancorp’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

CONSOLIDATED EARNINGS RATIOS

The following table provides our consolidated ratios of earnings to fixed charges:

	Years Ended December 31,
	2007	2006	2005	2004	2003
Consolidated ratios of earnings to fixed charges
Excluding interest on deposits	2.48x	2.36x	3.45x	4.87x	5.76x
Including interest on deposits	1.51	1.52	2.08	3.00	3.22
Consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements
Excluding interest on deposits	2.48x	2.36x	3.45x	4.86x	5.75x
Including interest on deposits	1.50	1.52	2.08	3.00	3.21

For purposes of computing both the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements:

•	earnings represent income from continuing operations before income taxes, minority interest and cumulative effect of accounting change, plus fixed charges;

•

fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases;

•

fixed charges, including interest on deposits, include all interest expense and one third of rent expense (the proportion deemed representative of the interest factor of rent expense), net of income from subleases; and

•	pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Fifth Third Bancorp as of December 31, 2007, as adjusted to give effect to the issuance of the notes. You should read the following table together with Fifth Third Bancorp’s consolidated financial statements and notes thereto incorporated by reference into the prospectus accompanying this prospectus supplement.

	December 31, 2007
	Actual	Adjusted
	(In millions, except per share data)
Long-term Debt:
Senior and subordinated debt	$10,511	$10,511

Junior subordinated notes	2,346	2,346

8.25% Subordinated Notes due 2038	—	1,000

Total long-term debt	12,857	13,857

Shareholders’ equity:
Common stock, $2.22 stated value, 1.3 billion shares authorized, 532.6 million shares outstanding	1,295	1,295

Preferred stock	9	9

Surplus	1,779	1,779

Undivided profits	8,413	8,413

Treasury stock, 50.8 million shares	(2,209)	(2,209)

Accumulated other comprehensive (loss) income	(126)	(126)

Total shareholders’ equity	9,161	9,161

Total long-term debt and shareholders’ equity	22,018	23,018

DESCRIPTION OF THE NOTES

The following is a brief description of certain terms of the notes and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the indenture, which has been incorporated by reference into the registration statement to which this prospectus supplement relates.

General

Fifth Third Bancorp will issue the 8.25% Subordinated Notes due 2038 (the “notes”) under its subordinated indenture, dated as of May 23, 2003, as supplemented by a supplemental indenture dated as of December 20, 2006, between Fifth Third Bancorp and Wilmington Trust Company, as trustee. We refer to the subordinated indenture, as supplemented by such supplemental indenture, as the “indenture”.

The notes will be unsecured, subordinated obligations of Fifth Third Bancorp.

The notes will not be subject to redemption at Fifth Third Bancorp’s option at any time prior to maturity. There is no sinking fund for the notes.

The notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Payment of Principal and Interest

Payment of the full principal amount of the notes will be due on March 1, 2038.

The notes will bear interest at the rate of 8.25% per annum. Interest on the notes will begin to accrue on March 4, 2008. Fifth Third Bancorp will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2008. Interest will be paid to the person in whose name such note is registered at the close of business on every February 15 and August 15 (whether or not a business day) preceding the related interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or any maturity date for the notes falls on a day which is not a business day, the related payment of principal of or interest on the notes will be made on the next day which is a business day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date or maturity date, as the case may be. A “business day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

Subordination

The obligation of Fifth Third Bancorp to make payments of principal and interest on the notes will be subordinate and junior in right of payment to all of its senior indebtedness. The indenture does not restrict us in any way now or in the future from incurring senior indebtedness or indebtedness that would be pari passu with or subordinate to the notes.

The indenture defines “senior indebtedness” as

•

all of Fifth Third Bancorp’s indebtedness (including indebtedness of others guaranteed by Fifth Third Bancorp), whether outstanding on the date of the first supplemental indenture or thereafter created, incurred or assumed, which is

—	for money borrowed, or

—	evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	any obligation incurred or assumed, which is

—	Fifth Third Bancorp’s obligation under direct credit substitutes,

—	an obligation of, or any such obligation directly or indirectly guaranteed by, Fifth Third Bancorp for purchased money or funds,

—	a deferred obligation of, or any such obligation directly or indirectly guaranteed by, Fifth Third Bancorp incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith, or

—	Fifth Third Bancorp’s obligation to make payment pursuant to the terms of financial instruments such as (A) securities contracts and foreign currency exchange contracts, (B) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity options contracts and (C) financial instruments similar to those set forth in (A) or (B) above, and

•	any amendments, renewals, extensions or modifications of any such indebtedness or obligation,

unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the notes or is to rank pari passu with or subordinate to the notes.

Senior indebtedness does not include Fifth Third Bancorp’s 5.45% Subordinated Notes due January 15, 2017 or the Floating Rate Subordinated Notes due December 20, 2016 previously issued under the indenture, which rank pari passu with the notes, Fifth Third Bancorp’s 4.50% Subordinated Notes due June 1, 2018 previously issued under the indenture, or any securities issued under Fifth Third Bancorp’s junior subordinated indenture dated as of March 20, 1997.

Upon any payment or distribution of assets to creditors in case of Fifth Third Bancorp’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of notes will be entitled to receive any payment of principal or interest on their notes. If the notes are accelerated, all holders of senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of notes will be entitled to receive any payment of principal or interest on their notes. In addition, in the event of and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any senior indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any senior indebtedness permits the acceleration of the maturity of that senior indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such senior indebtedness, no payment on the principal of (or premium, if any) or interest on the notes will be made unless and until the event of default has been cured or waived and the acceleration rescinded or annulled.

Due to differing subordination provisions in various series of subordinated debt securities issued or to be issued by Fifth Third Bancorp, the holders of the notes may receive less, ratably, than holders of some of our other series of subordinated debt securities.

Events of Default; Waivers

An “event of default” in respect of the notes shall occur upon certain events of bankruptcy, insolvency or reorganization of Fifth Third Bancorp.

A “default” under the indenture includes:

•	any event of default;

•	default in any principal or payment of any note or other security of the same series at maturity;

•	default for 30 days in interest payment of any interest payment of any note or other security of the same series; or

•

failure by Fifth Third Bancorp for 30 days in performing any other covenant or warranty in the indenture (other than a covenant or warranty solely for the benefit of another series of subordinated debt securities) after:

—	Fifth Third Bancorp is given written notice by the trustee; or

—	the holders of at least 25% in aggregate principal amount of the outstanding securities of that series give written notice to us and the trustee.

If an event of default under the indenture occurs and continues with respect to a series of notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount of that series to be due and payable immediately. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes of that series.

If a default that is not an event of default occurs under the indenture, the trustee may demand payment of amounts then due and payable on the affected notes and, in its discretion, proceed to enforce any covenant. Upon a default that is not an event of default, however, the trustee may not act to accelerate the outstanding principal amount of the affected notes.

In addition, the holders of a majority in principal amount of the outstanding notes of a series may waive any past default with respect to the notes of that series, except for a default:

•	in any principal, premium or interest payment; or

•	of a covenant which cannot be amended or modified without the consent of the holder of each outstanding note.

Any annulment or waiver so effected will be binding on all holders of the notes of that series.

In the event of the bankruptcy, insolvency or reorganization of Fifth Third Bancorp, the claims of holders of the notes would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The indenture contains a provision entitling the trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding notes before proceeding to exercise any right or power under the indenture at the holders’ request. The holders of a majority in principal amount of outstanding notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes of that series. The trustee, however, may decline to act if that direction is contrary to law or the indenture or would involve the trustee in personal liability.

No holder will have the right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing default with respect to the notes of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request to the trustee to institute a proceeding, and those holders have offered the trustee reasonable indemnity; and

•	the trustee has failed to institute the proceeding within 60 days after the notice, request to the trustee reasonable indemnity.

These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium of interest on the note on or after the maturity date.

Modification and Waiver

We may modify or amend an indenture with the consent of the trustee, in some cases without obtaining the consent of holders, including modifications and amendments to cure any ambiguity, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of securities of any series issued under the indenture are not adversely affected in any material respect; provided that any such modifications or amendments made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus supplement will not be deemed to adversely affect the interests of holders of such notes. Certain modifications and amendments also require the consent of the holders of at least a majority in aggregate principal amount of the outstanding securities of each series issued under that indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding debt security issued under an indenture that would be affected, Fifth Third Bancorp may not amend or modify an indenture to do any of the following:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•

reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the currency or currency unit in which, any principal, premium or interest on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture; or

•

modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults.

The holders of at least a majority in aggregate principal amount of the outstanding notes of a series may waive, insofar as the series of notes is concerned:

•	Fifth Third Bancorp’s compliance with a number of restrictive provisions of the indenture; and

•

any past default with respect to the series, except a default in the payment of the principal or interest on any outstanding note or in respect of an indenture covenant which cannot be modified or amended without each outstanding note holder consenting.

Any waiver so effected will be binding on all holders of the notes.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes:

•

the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•

the principal amount of outstanding debt securities denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the bullet point above.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•

the entity formed by the consolidation or into which Fifth Third Bancorp merges, or to which it transfers its properties and assets, (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of any other covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default or default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default or default, as applicable, will have occurred and be continuing under the indenture.

Defeasance and Discharge

Fifth Third Bancorp may terminate some or all of its obligations with respect to the notes of a series (this procedure is often referred to as “defeasance”) by depositing with the trustee as trust funds money or U.S. government obligations sufficient to pay the principal of and interest on, the notes of a series as they come due.

Defeasance is permitted only if, among other things, Fifth Third Bancorp delivers to the trustee:

•	an opinion of counsel substantially in the form described in the indenture to the effect that the holders of the notes will have no U.S. federal income tax consequences as a result; and

•	if the notes are then listed on the New York Stock Exchange, an opinion of counsel that the debt securities of that series will not be delisted as a result.

This termination will not relieve Fifth Third Bancorp of its obligation to pay when due the principal of, premium, if any, and interest on the notes if the notes are not paid from the money or U.S. government obligations held by the trustee for the purpose of making these payments.

Title

Fifth Third Bancorp, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not the note is overdue and despite any notice to the contrary, for any purpose.

Governing Law

The indenture and notes will be governed by, and construed in accordance with, the laws of the State of New York.

Issuance of Additional Notes

Fifth Third Bancorp may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes in any amounts and with any terms, including notes having the same ranking, interest rate, maturity and/or other terms of the notes. We may treat any such additional notes issued as part of the same series of notes under the indenture as the notes offered by this prospectus supplement.

Book-Entry, Delivery and Form

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the trustee as custodian for DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. Fifth Third may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the notes will be printed and delivered to DTC.

Payments of principal and interest on the notes represented by the global security certificates and all transfers and deliveries of such notes will be made to DTC or its nominee, as the case may be, as the registered holder of the notes. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the purchase price, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Fifth Third and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

UNDERWRITING

Fifth Third Bancorp and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of 8.25% Subordinated Notes due 2038
Credit Suisse Securities (USA) LLC	$235,000,000
Goldman, Sachs & Co.	235,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	235,000,000
Morgan Stanley & Co. Incorporated	235,000,000
Fifth Third Securities, Inc.	60,000,000

Total	$1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering of the notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant

Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We expect that the delivery of the notes offered hereby will be made against payment therefor on or about March 4, 2008, which will be the fifth business day after the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately $1,000,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Fifth Third Securities, Inc. is an affiliate of ours. Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. imposes certain requirements when a FINRA member such as Fifth Third Securities distributes an affiliated company’s securities. Fifth Third Securities has advised us that this offering of the notes will comply with the applicable requirements of Rule 2720.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to Fifth Third, for which they have in the past received, and may in the future receive, customary fees and expenses.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to Fifth Third Bancorp’s Annual Report on Form 10-K and the effectiveness of Fifth Third Bancorp’s internal control on financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fifth Third Bancorp

Junior Subordinated Debt Securities

Guarantees

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Fifth Third Capital Trust IV

Fifth Third Capital Trust V

Fifth Third Capital Trust VI

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2007

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” is Fifth Third Capital Trust IV, Fifth Third Capital Trust V, and Fifth Third Capital Trust VI, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

2

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Current Reports on Form 8-K filed on January 16, 2007 and January 22, 2007; and

•	Proxy Statement on Schedule 14A dated March 9, 2007.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, General Counsel and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 579-5300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

3

In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or

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otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the National Association of Securities Dealers, Inc. (the “NASD”) and is an affiliate of ours for purposes of the Conduct Rules of the NASD. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the Conduct Rules of the NASD or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the Conduct Rules of the NASD. Pursuant to such rules, no NASD member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters as to Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP. Mr. Reynolds owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to Fifth Third Bancorp’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

$1,000,000,000 8.25% Subordinated Notes due 2038

Fifth Third Bancorp

Credit Suisse

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley

Fifth Third Securities, Inc.